Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE For further information, contact Shelley M. Hickman, Director – Global Communications Tel: 414-768-4599 Fax: 414-768-5262 shickman@bucyrus.com www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. AGREES TO ACQUIRE

MINING DIVISION OF TEREX CORPORATION

Acquisition will create premier mining equipment supplier

South Milwaukee, WI, USA, December 20, 2009 – Bucyrus International, Inc. (NASDAQ: BUCY) announced today that it has signed a definitive agreement to acquire the mining equipment business of Terex Corporation for US$1.3 billion in cash. Terex may request to receive US$300 million of the purchase price in the form of Bucyrus shares (based on Bucyrus’ current trading price). The transaction will create the premier supplier of mining equipment. Bucyrus will offer a comprehensive product portfolio comprised of walking draglines, electric rope shovels, hydraulic excavators, off-the-highway haul trucks, highwall miners, underground longwall, room and pillar and transport machinery and a full line of drills and belt systems for all mining applications. Bucyrus’ unmatched suite of surface and underground mining equipment will be paired with its superior parts, consumable products and after-market support throughout the world.

“We are extremely excited about acquiring Terex Mining and we believe that this is a unique opportunity to build an even stronger company for our customers, employees and shareholders,” said Tim Sullivan, CEO of Bucyrus. “Customers will reap benefits from this transaction as Bucyrus will be able to offer a broad, complementary product line that is driven by technology, quality, and first class service. Through our extended product offering, we will continue to design and produce world-class machines and provide the best after-market support throughout the life of the equipment. We will expand our geographic footprint and diversify our portfolio of products across a broader range of commodities,” Sullivan said. “Like Bucyrus, the Terex mining assets have a proud history powered by hard-working, loyal employees who are passionate about mining.”

Bucyrus is a world leader in the design and manufacture of high productivity mining equipment for surface and underground mining. The mining equipment business of Terex produces the world’s largest hydraulic excavators, rugged haul trucks, advanced drilling machines, and highwall mining systems. The Terex mining equipment business has 38 facilities around the world with approximately 2,150 employees. As a result of the transaction, Bucyrus will double its addressable market from roughly US$15 billion to over US$30 billion and create a team of approximately 10,000 people in nearly 100 locations around the world.

Under the terms of the agreement, approved by the Boards of Directors of both companies, Bucyrus will acquire those subsidiaries and assets of Terex Corporation used to design, manufacture, and sell hydraulic excavators, surface mining trucks, drills (other than auger drills), highwall miners, and related components, parts, and after-sales service, commonly known as O&K, Unit Rig, Reedrill, Superior Highwall, Halco, and Hypac. The acquisition, which is not subject to shareholder approval by either company, is subject to certain regulatory approvals and other customary closing conditions and is expected to close during the first quarter of 2010.

In addition to the benefits to be received by customers, the acquisition is expected to yield significant benefits for Bucyrus shareholders. Bucyrus estimates that there are over US$100 million in annual run-rate operating synergies, achievable by 2012. A substantial portion of the synergies will come from the integration of the company’s global manufacturing facilities and leveraging manufacturing centers of excellence as well as engineering and product development resources. Additional cost savings are expected to come through combining management functions and reducing purchasing expenses, similar to Bucyrus’ successful integration of DBT following its acquisition in May 2007.

Bucyrus has entered into a commitment letter with a group of financial institutions to provide funding necessary for the acquisition through an increase in its existing revolving credit facility and a new term loan facility. The commitment letter also provides for modification of certain terms of the Company’s existing debt.

Greenhill & Co. LLC acted as financial advisor to Bucyrus with respect to the acquisition agreement and commitment letter. Sullivan & Cromwell LLP acted as counsel to Bucyrus in connection with the acquisition agreement and Foley & Lardner LLP acted as counsel to Bucyrus in connection with the commitment letter.

Bucyrus will host an investor teleconference to discuss this announcement on Monday, December 21, 2009 at 10:00 a.m. Eastern Time (09:00 a.m. Central Time). Those wishing to participate in the teleconference, and calling from within the United States, can dial 866.543.6411. International participants can access the teleconference by dialing 617.213.8900. The "Participant Passcode" is 65922248. A replay of the teleconference will be available until January 21, 2010 and can be accessed in the United States by dialing 888-286-8010 or from outside of the United States by dialing 617-801-6888. The "Passcode" for the replay is 52162102.

This teleconference will also be available as a live audio "webcast". To access the webcast please go to www.investors.bucyrus.com/events.aspx or find the link under the Investor Relations/Events and Presentations section of www.bucyrus.com. (Windows Media Player is required to play the webcast.) A replay of the webcast will be available until January 15, 2010.

About Bucyrus International, Inc.

Bucyrus is a world leader in the design and manufacture of high productivity mining equipment for the surface and underground mining industries. Bucyrus’ surface mining equipment is used for mining coal, copper, iron ore, oil sands and other minerals. Bucyrus’ underground mining equipment is used primarily for mining coal and also used in mining minerals such as potash and trona. In addition to machine manufacturing, Bucyrus manufactures high quality OE parts and provides world-class support services for their machines. Bucyrus’ corporate headquarters is located in South Milwaukee, Wisconsin, USA.

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This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. Bucyrus’ policy on forward-looking statements, including a list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, as well as risk factors relating to Bucyrus are included in Bucyrus’ 2008 Form 10-K filed with the Securities and Exchange Commission on March 2, 2009 and any other cautionary statements described in other reports filed by Bucyrus with the Securities and Exchange Commission. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.